160 Cassell Road Box 144 Harleysville, Pa 19438 (215) 723-6751 FAX (215) 723-6758 TRADED: NYSE SYMBOL: MPR	NEWS RELEASE

date:	May 20, 2004
for release:	Immediate
contact:	Investor Contact:	Media Contact:
	Gary J. Morgan, Vice President of Finance, CFO	Dina Silver, APR (215) 957-0300
	215-723-6751, gmorgan@metpro.com	dsilverd@bcommunications.net

Met-Pro Corporation Announces Financial Results
for the First Quarter Ended 4/30/2004

Harleysville, PA, May 20 – Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced the Company’s financial results for the first quarter ended April 30, 2004.

Sales for the first quarter ended April 30, 2004 were $15.6 million compared to $17.0 million for the same period last year. Net income for the first quarter totaled $.8 million compared to $1.4 million for the same period last year.

The decrease in sales was due primarily to customers rescheduling several large projects into the second and third quarters of this fiscal year. The decrease in net income was due primarily to the lower sales volume and lower gross margins resulting from product mix in the Company’s Product Recovery/Pollution Control Equipment segment.

For the first quarter, both basic and diluted earnings per share were $.10 per share compared to $.16 per share earned during the first quarter of last year.

Met-Pro’s bookings of new orders for the first quarter were the second highest of any first quarter in the Company’s history totaling $20.3 million compared to $18.7 million for the same period last year.

The Company’s booked backlog at the end of the first quarter was $11.9 million compared to $8.9 million for the same period last year. A high percentage of this backlog is scheduled to be shipped during the second and third quarters of this fiscal year.

Cash flow from operating activities was $2.9 million compared to $2.4 million for the first quarter ended April 30, 2003, due primarily to timing of accounts receivable collections.

On March 10, 2004 the Company paid a quarterly dividend of $.0725 per share to shareholders of record at the close of business on February 27, 2004. In addition, the Board of Directors, at their meeting on April 5, 2004, declared a quarterly dividend of $.0725 per share payable on June 9, 2004 to shareholders of record at the close of business on May 28, 2004. This represents a 7.4% increase over the corresponding dividends paid during the same periods last year, and is the twenty ninth consecutive year the Company has paid a cash or stock dividend.

“The lower sales and related earnings, although disappointing, were primarily due to the timing of our customers’ schedules on several large projects which we had expected to ship in the first quarter,” said De Hont. “The high volume of booked orders in the first quarter combined with our strong booked backlog and steady quotation activity provide a positive outlook for the second quarter and full fiscal year.”

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Met-Pro Corporation/Page 2

About Met-Pro

Met-Pro Corporation, Harleysville, Pennsylvania, manufactures and sells product recovery and pollution control equipment for purification of air and liquids and fluid handling equipment for corrosive, abrasive and high temperature liquids. With ten divisions and five subsidiaries, the company, established in 1966, provides products to residential, commercial, industrial and municipal markets that include, but are not limited to, pharmaceuticals, chemicals, petrochemicals, water and aquariums. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contains statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders or shipments, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro stock is traded on the New York Stock Exchange, Symbol MPR.

Financial information should be considered in conjunction with the Management’s Discussion and Analysis of financial conditions and results of operations in the Company’s Annual Report and the Securities and Exchange Commission’s Form 10-K for the fiscal year ended January 31, 2004. To obtain an Annual Report, Form 10-K or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com

Met-Pro Corporation
Condensed Consolidated Balance Sheet
(unaudited)

	April 30,	January 31,
	2004	2004

Assets
Current assets	$47,010,762	$48,173,429
Property, plant and equipment, net	11,406,917	11,514,199
Costs in excess of net assets of business acquired, net	20,798,913	20,798,913
Other assets	640,769	649,016

Total assets	$79,857,361	$81,135,557

Liabilities and shareholders’ equity
Current liabilities	$13,127,791	$14,229,463
Long-term debt	5,061,573	5,447,869
Other liabilities	1,216,465	1,187,491

Total liabilities	19,405,829	20,864,823

Shareholders’ equity	60,451,532	60,270,734

Total liabilities and shareholders’ equity	$79,857,361	$81,135,557

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Met-Pro Corporation/Page 3

Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended
	April 30,
	2004	2003

Net sales	$15,634,646	$17,002,269
Cost of goods sold	10,572,214	10,767,302

Gross profit	5,062,432	6,234,967

Operating expenses
Selling	1,932,368	1,919,048
General and administrative (a)	1,802,308	2,041,636

Income from operations	1,327,756	2,274,283

Interest expense	(96,847)	(116,078)
Other income, net	80,465	64,063
Unusual charge-patent litigation (a)	(77,661)	(176,681)

Income before taxes	1,233,713	2,045,587

Provision for taxes	419,464	695,499

Net income	$814,249	$1,350,088

Basic earnings per share	$.10	$.16
Diluted earnings per share	$.10	$.16

Average common shares outstanding:
Basic shares	8,342,386	8,288,492
Diluted shares	8,480,996	8,335,380

Adjusted for four-for-three stock split.
(a)  Reclassified legal expenses related to patent litigation from general and administrative expense to unusual charge-patent litigation for the three-month period ended April 30, 2003.

Consolidated Business Segment Data
(unaudited)

	Three Months Ended April 30,
	2004	2003
Net sales
Product recovery/pollution control equipment	$9,251,532	$11,451,879
Fluid handling equipment	6,383,114	5,550,390

	$15,634,646	$17,002,269

Income from operations
Product recovery/pollution control equipment	$587,088	$1,643,297
Fluid handling equipment	740,668	630,986

	$1,327,756	$2,274,283

	April 30,	January 31,
	2004	2004

Identifiable assets
Product recovery/pollution control equipment	$41,235,554	$44,613,967
Fluid handling equipment	19,269,819	19,313,159

	60,505,373	63,927,126
Corporate	19,351,988	17,208,431

	$79,857,361	$81,135,557

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Met-Pro Corporation/Page 4

Met-Pro Corporation
Consolidated Statement of Cash Flows
(unaudited)

	Three Months Ended April 30,
	2004	2003

Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities
Net income	$814,249	$1,350,088
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	358,256	384,237
Deferred income taxes	(606)	(4,156)
Allowance for doubtful accounts	(19,736)	27,776
(Increase) decrease in operating assets:
Accounts receivable	4,253,669	(1,258,163)
Inventories	(1,384,106)	(432,860)
Prepaid expenses, deposits and other current assets	(39,497)	123,078
Other assets	(1,920)	(1,890)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(1,121,513)	2,045,561
Customers’ advances	55,869	204,875
Other non-current liabilities	549	549

Net cash provided by operating activities	2,915,214	2,439,095

Cash flows from investing activities
Acquisitions of property and equipment	(284,632)	(299,947)

Net cash (used in) investing activities	(284,632)	(299,947)

Cash flows from financing activities
Reduction of debt	(309,232)	(309,232)
Exercise of stock options	524,189	–
Payment of dividends	(603,441)	(559,473)
Purchase of treasury shares	(481,687)	–

Net cash (used in) financing activities	(870,171)	(868,705)

Effect of exchange rate changes on cash	(25,277)	17,742

Net increase in cash and cash equivalents	1,735,134	1,288,185

Cash and cash equivalents at February 1	16,996,253	13,429,367

Cash and cash equivalents at April 30	$18,731,387	$14,717,552

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